UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2015

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6601 Six Forks Rd., Suite 140
Raleigh, North Carolina 27615

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (919) 480-1518

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Directors.

On September 24, 2015, Islet Sciences, Inc. (the “Company”) received a stockholder written consent in lieu of an annual meeting from representatives of a majority of its stockholders (the “Written Consent”). The Written Consent resolved to elect directors to the Company’s board of directors (the “Board”), and included consents from stockholders representing 36,279,581 shares, or 54.64%, of the outstanding shares of the Company’s common stock. Pursuant to the Written Consent, the following individuals were elected to the Board, with immediate effect: Larry K. Ellingson, Eugene M. Mannheimer, Richard D. Pilnik, Gary R. Keeling and James A. Harper, with Mr. Ellingson elected Chairman of the Board. The Written Consent further resolved that Messrs. Ellingson, Mannheimer, Pilnik, Keeling and Harper (collectively, the “New Directors”) were to succeed James Green, William T. Wilkison, James Snapper, Antonio O’Ferral and Larry Hutchison (collectively, the “Prior Directors”) as directors. Pursuant to the Company’s amended and restated bylaws, the terms of each of the Prior Directors expired upon the election and qualification of their successors, the New Directors. John Steel was not succeeded by a New Director and shall remain a director until he resigns, is replaced, removed or otherwise terminated.

Appointment of Larry K. Ellingson and James A. Harper.

Larry K. Ellingson, 69, was appointed President and Chief Executive Officer of the Company on September 24, 2015. Mr. Ellingson has not previously held a position with the Company or any of its subsidiaries.

Mr. Ellingson is the Chairman of the Board of the Company, with more than 40 years of experience in management and operations related to the biotechnology industry. Mr. Ellingson began his career at Eli Lilly and Company in 1971 and served as Executive Director of Diabetes Care at Eli Lilly and Company until his retirement in 2001. From 2002 to 2005, Mr. Ellingson served as the Executive Committee and Chairman of the Board of the American Diabetes Association. From 2005 to 2009 Mr. Ellingson served as Chairman and Chief Executive Officer of Protemix, Ltd., a New Zealand biotechnology firm. From 2010 to 2012, he served on the Executive Committee of the International Diabetes Federation BRIDGES Project. From 2012 to the present, Mr. Ellingson has served as (i) a Co-Founder and Board Member on the National Diabetes Volunteer Leadership Council; (ii) a Committee Member on the National Income Development Committee of the American Diabetes Association; and (iii) a Member of the Scientific Advisory Board of CHD Bioscience. Since 2013, he has served as Chairman of the Scientific Advisory Board for Boston Therapeutics. Mr. Ellingson is currently principal of Global Diabetes Consulting, where he has worked since 2006. He earned an executive MBA degree from Babson College in 1986 and received a Bachelor of Science degree in Pharmacy from North Dakota State University in 1969.

There are no understandings or arrangements between Mr. Ellingson and any other person pursuant to which Mr. Ellingson was selected to serve as President and Chief Executive Officer. There are no relationships between Mr. Ellingson and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

There are no material plans, contracts or arrangements to which Mr. Ellingson is a party or in which he participates that was entered into or had a material amendment in connection with his appointments, or any grant or award to Mr. Ellingson or modification thereto, under any such plan, contract or arrangement in connection with his appointments.

James A. Harper, 68, was appointed Chief Operating Officer and Secretary of the Company on September 28, 2015. Mr. Harper has not previously held a position with the Company or any of its subsidiaries.

Mr. Harper has more than 30 years’ experience in the Global Pharmaceutical and Medical Device Industries, serving in a variety of senior executive and management positions at public companies such as Eli Lilly and Company, where he served as President of the Diabetes and Growth Disorders Product Group/Endocrine Business Unit from 1994 to 2001 and as Group Vice President of Global Marketing and Sales and Chief Marketing Officer from 2001 to 2004. Mr. Harper was also President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc. from 1991 to 1993. Mr. Harper served on the board of directors of Phenomix Corporation from 2007 to 2013, including as Chairman from 2011 to 2013, and on the board of directors of Cornerstone Therapeutics, Inc. from 2011 to 2014. Mr. Harper holds a Master of Business Administration from the Wharton School of Business in Marketing and Finance (1973) and a Bachelor of Arts degree in Biology from Vanderbilt University (1969).

There are no understandings or arrangements between Mr. Harper and any other person pursuant to which Mr. Harper was selected to serve as Chief Operating Officer and Secretary. There are no relationships between Mr. Harper and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

There are no material plans, contracts or arrangements to which Mr. Harper is a party or in which he participates that was entered into or had a material amendment in connection with his appointments, or any grant or award to Mr. Harper or modification thereto, under any such plan, contract or arrangement in connection with his appointments.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information required by Item 5.07 relating to the submission of matters to a vote of security holders is contained in Item 5.02 of this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: September 30, 2015	By:	/s/ Larry K. Ellingson
Name: Larry K. Ellingson
Title: Chairman, Chief Executive Officer and President